SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 3, 2020

BAJA CUSTOM DESIGN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38457	82-3184409
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification
of Incorporation)		Number)

1033 B Avenue No. 101 Coronado, California 92118
(Address of principal executive offices)
(858) 459-9400
(Registrant’s Telephone Number)

N/A

(Former name or former address, if changed since last report)

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

          .    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

          .    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

          .    Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

          .    Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 3, 2020, Baja Custom Design, Inc., a Delaware corporation (“we,” “BJCD” or the “Company”), Linda Masters, our Chief Executive Officer and President, entered into that certain Stock Purchase Agreement (the “SPA”), pursuant to which Ms. Masters agreed to sell to Lan CHAN 14,960,000 shares of common stock of the Company, par value $0.0001 (the “Shares”), for aggregate consideration of Three Hundred Ninety One Thousand Dollars ($391,000) in accordance with the terms and conditions of the SPA.  According to the terms of the SPA, the closing date of the sale is to occur on or prior to April 30, 2020, unless otherwise extended by the parties.  The closing of the transactions contemplated therein is subject to the fulfillment of certain conditions, including satisfactory completion of due diligence by the purchaser.

Upon consummation of the sale, the parties expect the current officers and directors of the Company to resign from all positions with the Company and appoint Mr. Lan CHAN to serve as the Company’s sole executive officer and director.  Mr. Chan will also be able to unilaterally determine the election of the Board and other substantive matters requiring approval of the Company’s stockholders after the consummation of the sale of the Shares.

The foregoing description of the SPA is qualified in its entirety by reference to the SPA, which is filed as Exhibits 10.1 to this Current Report and incorporated herein by reference.

Financial Statements and Exhibits

(d) Exhibits.

10.1     Stock Purchase Agreement dated April 3, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 3, 2020	Baja Custom Design, Inc.

By: /s/ Linda Masters
Linda Masters
President & CEO
Other Events.